Exhibit 10.3
APOLLO GROUP, INC.
AMENDED AND RESTATED
LONG TERM INCENTIVE PLAN
PLAN AMENDMENT
     The Apollo Group, Inc. Long Term Incentive Plan, as amended and restated (the “Plan”), is hereby further amended, effective June 25, 2009, as follows:
          1. New Section 5.4 is hereby added to Article 5 of the Plan to read as follows:
               5.4 TRANSFER OF SHARE RESERVE. Notwithstanding any other provision to the contrary in this Article 5, no further Awards shall be made under the Plan after June 24, 2009, and the remaining unallocated share reserve of 975,481 Shares (as adjusted pursuant to the provisions of Section 15 to reflect all splits of the Class A common stock effected through such date) shall be transferred to the Company’s Amended and Restated 2000 Stock Incentive Plan (the “2SIP”), effective June 25, 2009, and shall accordingly increase the number of shares of the Company’s Class A common stock that may be issued under the 2SIP from and after that date. Such transfer shall, however, be subject to the approval of the holders of the Company’s outstanding voting stock, and none of the Shares available for transfer to the 2SIP in accordance with this Section 5.4 shall in fact be so transferred until such stockholder approval is obtained.
          2. Except as modified by this Plan Amendment, all the terms and provisions of the Plan shall continue in full force and effect.
     IN WITNESS WHEREOF, APOLLO GROUP, INC. has caused this Plan Amendment to be executed on its behalf by its duly-authorized officers on this 25 day of June 2009.

APOLLO GROUP, INC.
By:	/s/ Joseph L. D’Amico
TITLE: President & Chief Operating Officer